EDISON
                                    Schools
                                    -------

For Immediate Release, July 14, 2003

Contact:          Adam Tucker - VP, Communications
                  212-419-1602


                    Edison Schools Announces Merger Agreement with Management Team and Liberty Partners to Take Company Private

New York, New York, July 14, 2003 -Edison Schools (NASDAQ, EDSN), the nation's largest manager of public schools, announced today that it has signed a definitive merger agreement with a company formed by Chris Whittle, its Founder and Chief Executive Officer, and an affiliate of Liberty Partners, a private equity firm based in New York City.

The transaction is valued at approximately $174 million (including the assumption or refinancing of outstanding indebtedness). Chris Whittle and other members of the Company's senior management will continue to manage the Company. Liberty has provided commitments in order to fund the acquisition of Edison's common stock and related expenses and to refinance outstanding indebtedness.

Pursuant to the merger agreement, each outstanding share of Edison Class A and Class B Common Stock will be acquired for $1.76 per share in cash. Edison currently has approximately 53.1 million shares of Class A and Class B common stock outstanding, excluding options and warrants.

Edison's Board of Directors, based upon the unanimous recommendation of a Special Committee of disinterested directors, has approved the merger agreement. Evercore Partners served as financial advisor to the Special Committee and rendered a fairness opinion. Skadden, Arps, Slate, Meagher & Flom LLP provided legal advice to the Committee.

The management team was represented by Bear Stearns & Co.

In describing the proposed merger, Mr. Whittle said, "Edison's shareholders will receive an attractive premium in this transaction, representing an increase of approximately 39% over the $1.27 per share closing price of the stock on May 7, 2003, the last trading day prior to the announcement that management was considering an offer to purchase the Company. In addition, we believe that in the current financial, business and industry environments it is in the best interests of the Company to be privately held. As a private company, Edison will continue to pursue its mission of providing a world-class education to its students. Our schools and clients will continue to receive our support and solutions in raising student achievement."

Liberty Partners' President, Peter Bennett, expressed a high level of confidence in the Liberty partnership with Edison's senior management. "Liberty believes that Edison will continue to be the leader in the K-12 sector of education in the United States. Edison provides valuable school management assistance to school districts and charter boards, as well as tools and services to enhance students' academic performance. We expect Edison's leadership in this important sector to continue to grow."

The acquisition is expected to be completed in the fall of 2003 and is subject to the approval of the Company's stockholders, the availability of funding and other customary conditions. A special meeting of Edison's stockholders will be scheduled as soon as practical following review of proxy materials by the Securities and Exchange Commission.

About Edison Schools
--------------------

Founded in 1992, Edison partners with school districts and charter boards to raise student achievement through its research-based school design, aligned assessment systems, interactive professional development, integrated use of technology, and other program features. Edison students are achieving academic gains above national norms. Edison Schools now serves more than 110,000 public school students in more than 20 states through four business channels: (1) the management of schools for school districts, (2) charter schools, (3) summer and after-school programs, and (4) achievement management solutions for school systems. For the 2002-2003 school year, the company operated 149 full-year schools and 178 summer schools.

Between 1992 and 1995 and in ongoing efforts, Edison's team of educators and scholars conducted research to develop its school design and support systems. Edison opened its first four schools in August 1995 and has grown in every subsequent year. For more information, please visit www.edisonschools.com.

About Liberty Partners
----------------------

Liberty Partners is a private equity firm whose mission is to generate value in middle-market and growth enterprises by partnering with management to merge capital and intellectual resources with management's operational expertise. With $1.8 billion in assets under management, Liberty has a 10-year track record as a partner to middle-market and growth companies.

Any statements in this press release and any other press release issued by Edison on or about the date hereof about future expectations, plans and prospects for Edison, including statements containing the words "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the risk factors discussed in our most recent quarterly report filed with the SEC. The forward-looking statements included in this press release represent Edison's estimates as of July 14, 2003. Edison anticipates that subsequent events and developments will cause its estimates to change. While Edison may elect to update these forward-looking statements at some point in the future, Edison specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Edison's estimates or views as of any date subsequent to July14, 2003.

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